Second Amendment

to

Mutual Fund Services Agreement

For

Williamsburg Investment Trust

This Second Amendment revises the Mutual Fund Services Agreement, dated November 6, 2000, as amended August I, 20 I 8 (the "Agreement") between Williamsburg Investment Trust (the "Trust"), a Massachusetts business trust and Ultimus Fund Solutions, LLC ("Ultimus"), an Ohio limited liability company (collectively the "Parties").

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	A new Section 2(t) is added:

2(t) provide assistance in the adoption and maintenance of a Liquidity Risk Management Program ("LRMP") which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase

•	Develop and implement the Trust's written LRMP
•	Perform an in-depth evaluation of the adequacy of each investment adviser's written LRMP to ensure compatibility with the Trust's LRMP

Ongoing Services

•	Assist with the preparation of periodic reporting and annual reports to the Board, including collecting and incorporating investment adviser reports
•	Provide data from each Portfolio's books and records
•	Assist in monitoring of each Portfolio's highly liquid investment minimum, if applicable, and level of illiquid investments
•	Assist with arranging Board notifications
•	Assist in the preparation of Form N-LIQUID
•	Add each investment adviser's liquidity risk discussion to shareholder reports

2.	Schedule A to the Agreement is deleted and replaced with the Amended Schedule A attached to this Second Amendment

3.	The following is added to the Amended Schedule B:

LIQUIDITY RISK MANAGEMENT PROGRAM

The Trust, Portfolio or investment adviser agrees to pay Ultimus the fees below.

Implementation Fee (billed over 6-month period commencing with initial compliance date)	$5,000 Davenport & Company LLC $2,500 Flippin, Bruce & Porter, Inc. $2,500 Leavell Investment Management, Inc. $2,500 Lowe, Brockenbrough & Company, Inc.
Annual Fee	$3,000 Davenport & Company LLC $2,000 Flippin, Bruce & Porter, Inc. $2,000 Leavell Investment Management, Inc. $2,000 Lowe, Brockenbrough & Company, Inc.
Form N-LIQUID preparation and related Board Notification	$500 per event
Optional ICE Vantage Liquidity Indicator Model	Out of Pocket Charges

4.	Except as set forth in this Second Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Second Amendment and the Agreement, the terms of the Second Amendment will prevail.

The parties duly executed this Second Amendment as of December 1, 2018.

	Williamsburg Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ Robert S. Harris	By:	/s/ Gary R. Tenkman
Name:	Robert S. Harris	Name:	Gary R. Tenkman
Title:	Chairman	Title:	Managing Director